CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Regent Assisted Living, Inc. on Form S-8 (File No. 333-12157 and File No. 333-12159) of our report, dated March 21, 1997, on our audits of the consolidated financial statements of Regent Assisted Living, Inc. and subsidiary as of December 31, 1996 and 1995 and for the years then ended and our report dated March 8, 1996 on our audit of the combined statements of operations and cash flows of Regent Assisted Living Group for the year ended December 31, 1995, which reports are included in this Annual Report on Form 10-KSB for the year ended December 31, 1996.


                                       COOPERS & LYBRAND L.L.P.

Portland, Oregon
March 28, 1997